Exhibit 1.2

Press Release

Proposal to privatise Hutchison Telecom International sanctioned and expected to become effective on 25 May 2010 and AGM on 26 May 2010 to be cancelled

Hong Kong, 24 May 2010 - Hutchison Whampoa Limited and Hutchison Telecommunications International Limited (“HTIL”) today jointly announced that the proposal to privatise HTIL was sanctioned by the Grand Court of the Cayman Islands on 21 May 2010 (Cayman Islands time). The proposal is expected to become effective tomorrow on 25 May 2010 when the remaining conditions are expected to be fulfilled.

If the privatisation proposal becomes effective, HTIL’s securities are expected to be delisted from the Stock Exchange of Hong Kong tomorrow and from the New York Stock Exchange on 4 June 2010 (New York time). The Annual General Meeting of HTIL, originally convened for 26 May 2010, will (as previously noted) be cancelled.

- End -

For media enquiries, please contact:

Hans Leung	Ada Yeung

Hutchison Whampoa	Hutchison Telecom International
Tel: (852) 2128 1363	Tel: (852) 2128 3106 / 6347 0619
Fax: (852) 2128 1766	Fax: (852) 2187 2087
Email: hansl@hwl.com.hk	Email: adayeung@htil.com.hk

Cautionary Statements

This press release contains forward-looking statements. Statements that are not historical facts, including statements about the beliefs and expectations of HWL and HTIL, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and each of HWL and HTIL undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks, uncertainties and assumptions. Each of HWL and HTIL cautions you that if these risks or uncertainties ever materialise or the assumptions prove incorrect, or if a number of important factors occur or do not occur, actual results may differ materially from those expressed or implied in any forward-looking statement. Additional information as to factors that may cause actual results to differ materially from each of HWL and HTIL’s forward-looking statements can be found in each of HWL and HTIL’s filings with the US Securities and Exchange Commission.

This press release appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Offeror, HWL or HTIL nor is it a solicitation of any vote or approval in any jurisdiction. This press release also does not constitute any solicitation or recommendation under rules and regulations of the US Securities and Exchange Commission.